EXHIBIT 4.3
First Amendment to Registration Rights Agreement
          This FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”), is dated as of October 9, 2009, by and among Telvent GIT, S.A., a sociedad anonima organized under the laws of the Kingdom of Spain, with headquarters located at Valgrande, 6, 28108 Alcobendas, Madrid, Spain (the “Company”), Telvent Corporation, S.L., a sociedad de responsibilidad limitada organized under the laws of the Kingdom of Spain (“Telvent Corp”) and Abengoa, S.A., a socieded anonima organized under the laws of the Kingdom of Spain (the “Parent”).
W I T N E S S E T H :
          WHEREAS, the Company, Telvent Corp, and the Parent are parties to that certain Registration Rights Agreement, dated as of October 1, 2009 (the “Original Agreement”), relating to the registration by the Company of 4,800,000 ordinary shares of the Company, nominal value € 3.00505 per share, held by Telvent Corp; and
          WHEREAS, the Company, Telvent Corp, and the Parent desire to amend the Original Agreement to reduce the number of Registrable Shares covered thereby and to make certain other changes thereto;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree to amend the Original Agreement as follows:
     1. Definitions. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Original Agreement.
     2. Amendment to Original Agreement.
     2.1 Recital C of the Original Agreement is hereby amended by the deletion thereof in its entirety and the substitution therefor of the following:
     C. Telvent Corp has requested the Company to provide certain registration rights under the Securities Act of 1933, as amended (the “1933 Act”) and applicable state securities laws with regard to 4,192,374 of the Shares (the “Registrable Shares”).
     2.2 Section 7 of the Original Agreement is hereby amended by the deletion of the second sentence thereof in its entirety and the substitution therefor of the following:
This Agreement shall terminate upon the sale by Telvent Corp of all of the Registrable Shares (or the earlier election by the Underwriters not to purchase the Optional Shares), except for the provisions of Section 4.1 (Expenses), which shall remain in effect until such time as Telvent has received from Parent all expenses owed under such section, and except for the provisions of Section 5 (Indemnification), which shall remain in effect until such time as any applicable statute of limitations with respect to any liabilities under U.S. federal securities laws with respect to the registration of the Registrable Shares has expired.
     3. Effect of Amendment. Except as expressly amended in this First Amendment, the Original Agreement shall remain in full force and effect as originally adopted and executed by the parties hereto.
     IN WITNESS WHEREOF, the Company, Telvent Corp and Parent have caused their respective signature page to this First Amendment to Registration Rights Agreement to be duly executed as of the date first written above.

Telvent GIT, S.A.

/s/ Manuel Sánchez
Name Manuel Sánchez
Title: Chief Executive Officer

Telvent Corporation, S.L.

/s/ Miguel Angel Jiménez-Velasco
Name: Miguel Angel Jiménez-Velasco
Title: Attorney in fact

Abengoa, S.A.

/s/ Miguel Angel Jiménez-Velasco
Name Miguel Angel Jiménez-Velasco
Title: Attorney in fact